INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated June 1, 2009) (the “Plan”), is hereby further amended, effective January 1, 2010, unless otherwise indicated, as follows:

1.	By eliminating Section 3.3 Matching Contributions, Subsection (b) Variable Match in its entirety.

Explanation: This amendment removes the variable match feature from the Plan as it is not being utilized or offered to any Participating Affiliate.

2.	By replacing Subsection (g) of Section 6.3 Benefit Claims Procedure; Review Procedure, in its entirety with the following:

(g)
After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by any claimant for benefits under the Plan must be filed in a court of law no later than 60 days after the Committee’s final decision regarding the claim.  No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.

Explanation: This amendment reduces the statute of limitations to file a lawsuit against the Plan or its fiduciaries from 180 days to 60 days, as allowed under recently passed legislation.

3.
Effective as of January 1, 2008, as amended, by replacing the table and subsequent paragraphs in Section D-1-2 Eligibility to Share in the Profit Sharing Feature of Supplement D-1,  Provisions Relating to the Profit Sharing Feature for Certain Participating Affiliates, with the following table and subsequent paragraphs:

Participating Affiliate	Current Effective Date (Original Effective Date)
Anchorage Sand & Gravel Company, Inc. (excluding President)	January 1, 1999
Baldwin Contracting Company, Inc.	January 1, 1999
Bell Electrical Contractors, Inc.	January 1, 2002
Bitter Creek Pipelines, LLC1	January 1, 2010 (January 1, 2001)

Participating Affiliate	Current Effective Date (Original Effective Date
Concrete, Inc.	January 1, 2001
Connolly-Pacific Co.	January 1, 2007
DSS Company2	January 1, 2004 (July 8, 1999)
E.S.I., Inc.	January 1, 2008 (January 1, 2003)
Fairbanks Materials, Inc.	May 1, 2008
Frebco, Inc.	January 1, 2008 (July 1, 2000)
Granite City Ready Mix, Inc.	June 1, 2002
Great Plains Natural Gas Co.	January 1, 2008
Hawaiian Cement (non-union employees hired after December 31, 2005)	January 1, 2009
Jebro Incorporated	November 1, 2005
Kent’s Oil Service	January 1, 2007
KRC Aggregate, Inc.	January 1, 2003
Knife River Corporation – Northwest (the Central Oregon Division, f/k/a HTS)	January 1, 2010 (January 1, 1999)
Knife River Corporation – Northwest (the Southern Idaho Division)	January 1, 2010 (January 1, 2006)
Knife River Corporation – Northwest (the Spokane Division)	January 1, 2010 (January 1, 2006)
Knife River Corporation - South (f/k/a Young Contractors, Inc.)	January 1, 2008 (January 1, 2007)
LTM, Incorporated	January 1, 2003
Montana-Dakota Utilities Co. (including union employees)	January 1, 2008
Wagner Industrial Electric, Inc.	January 1, 2008
Wagner Smith Equipment Co.	January 1, 2008 (July 1, 2000)
WBI Holdings, Inc.1	January 1, 2009
WHC, Ltd.	September 1, 2001
Williston Basin Interstate Pipeline Company1	January 1, 2009

1 Requirement to be an Active Employee on the last day of the Plan Year does not apply.  Eligible employees participating in a management incentive compensation plan or an executive incentive compensation plan are not eligible for a Profit Sharing Contribution.  Employees of the Total Corrosion Solutions division of Bitter Creek Pipelines, LLC are excluded from this feature.
2 In the event a Participating Affiliate adopts a Profit Sharing Feature, effective as of the date of participation in the Plan, the amount of any such contribution allocated to a Supplement D-1 Participant shall be based upon Compensation, excluding bonuses, received while in the employ of the Participating Affiliate after the date of acquisition by the Company or any Affiliate.

In order to share in the allocation of any profit sharing contribution made by a Supplement D-1 Company pursuant to Paragraph 3 below for a given Plan Year, Participants employed by a Supplement D-1 Company must be compensated for 1,000 Hours of Service (prorated for the Plan Year in which the Profit Sharing Feature becomes effective) in that Plan Year, be an Active Employee of the Supplement D-1 Company on the last day of the Plan Year, and must not be covered by a collectively bargained unit to which the Profit Sharing has not been extended.

However, an Eligible Employee of a Knife River Corporation Participating Affiliate who transfers during the Plan Year and remains employed by a Knife River Corporation Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated profit sharing contribution from each Knife River Corporation Participating Affiliate.

Moreover, effective January 1, 2009, an Eligible Employee of Montana-Dakota Utilities Co., Great Plains Natural Gas Co., Intermountain Gas Company, or Cascade Natural Gas Company (collectively the “Utility Group Participating Affiliate”) who transfers during the Plan Year and remains employed by a Utility Group Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated profit sharing contribution from each Utility Group Participating Affiliate noted above which meets its independent profitability targets.

For purposes of this Supplement, an “Active Employee” means an employee who is still on the payroll or has been temporarily laid off, or who terminated employment due to Disability, Death or Retirement on or after attaining age 60 during such Plan Year, but does not mean an employee whose employment has been terminated effective on or before December 31 of that Plan Year.

Participants who meet the preceding requirements are referred to herein as “Supplement D-1 Participants.”

Explanation: This amendment adds Great Plains Natural Gas Co. (“GPNG”), a sister entity to Montana-Dakota Utilities Co.; clarifies GPNG became a Participating Affiliate of Supplement D-1 of the Plan as of January 1, 2008 with GPNG only receiving a profit sharing contribution when Montana-Dakota Utilities Co. meets its combined profitability targets; clarifies that employees of the Total Corrosion Solutions division of Bitter Creek are excluded from this feature as of January 1, 2010; clarifies that service hours are determined based on hours compensated during the Plan Year rather than hours worked; and clarifies that the last day requirement is met for employees of any Utility Group Participating Affiliate as long as they are employed with any one of the Utility Group Participating Affiliates on the last day of the Plan Year.

4.
By replacing the words “must complete 1,000 Hours of Service” with the words “must be compensated for 1,000 Hours of Service” and the words “completes at least 1,000 Hours of Service” with the words “is compensated for at least 1,000 Hours of Service” wherever they appear throughout Supplement D-1 through Supplement D-7 and the applicable Addendums.

Explanation: This amendment aligns administrative practice with the document by clarifying that hours are determined based on hours compensated during the Plan Year rather than hours worked during the Plan Year.

5.
Effective as of January 1, 2009, by replacing the last paragraph of Section D-4-2 Eligibility to Share in the Retirement Contribution, Special Transition Contribution, and Profit Sharing Feature of Supplement D-4 Provisions Relating to the Cascade Natural Gas Corporation Retirement Contribution, Special Transition Contribution, and Profit Sharing Feature in its entirety with the following:

Moreover, effective January 1, 2009, an Eligible Employee of Montana-Dakota Utilities Co., Great Plains Natural Gas Co., Intermountain Gas Company, or Cascade Natural Gas Company (collectively the “Utility Group Participating Affiliate”) who transfers during the Plan Year and remains employed by a Utility Group Participating Affiliate on the last day of the Plan Year will be eligible to receive a prorated Profit Sharing Contribution from each Utility Group Participating Affiliate which meets its independent profitability target.

Explanation: This amendment clarifies that the last day requirement is met for employees of any Utility Group Participating Affiliate as long as they are employed with any one of the Utility Group Participating Affiliates on the last day of the Plan Year.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 30th day of March, 2010.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman